EXHIBIT 99.20
JOINT FILING AGREEMENT
          The undersigned hereby acknowledge and agree, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D amendment to which this Agreement is attached as Exhibit 99.20, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed in one or more counterparts.
Dated: August 31, 2009

/s/ Anthony W. Thompson
Anthony W. Thompson

/s/ Sharon Thompson
Sharon Thompson